Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form F-1, of SMX (Security Matters) Public Limited Company (the “Company”) of our report dated May 14, 2025, except for Note 28.13, as to which date is June 20, 2025 and Note 28.14, as to which date is August 13, 2025, and Note 28.15 and 28.16 as to which date is December 15, 2025, and note 28.17 as to which date is February 17, 2026, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

February 27, 2026